Exhibit 99.1

Fathom Holdings Completes Acquisition of Technology Platform LiveBy

-- LiveBy to be Integrated into Fathom’s intelliAgent Software Suite,

Providing Added Competitive Tools for Real Estate Professionals --

CARY, N.C., April 26, 2021 – Fathom Holdings Inc. (Nasdaq: FTHM), a national, technology-driven, end-to-end real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings for brokerages and agents, today announced it has completed the previously announced acquisition of LiveBy, a hyperlocal data and technology platform.

The purchase price was approximately $9.0 million, consisting of approximately $3.0 million in cash and $6.0 million in Fathom Holdings common stock.

LiveBy’s technology pairs local data with its geospatial boundaries to create key insights that help boost website engagement, inform and attract consumers, and nurture agent leads. Fathom intends to fully integrate LiveBy into Fathom’s proprietary intelliAgent software suite.

“The addition of LiveBy will provide recurring SaaS revenues and represents another step in adding to our robust real estate services technology platform to give agents yet another competitive advantage,” said Josh Harley, Fathom's Chairman and CEO. “LiveBy’s technology builds credibility for real estate agents in their respective geographic areas by showcasing their local expertise and helping consumers discover the best locations in which to live. LiveBy supports local data and unique content in all 50 U.S. States, Canada, Mexico, the Bahamas, and the Cayman Islands. We believe LiveBy’s coverage will provide consumers with access to the largest proprietary library of neighborhood boundaries, cities, subdivisions, school districts, zip codes, and more.

“This transaction demonstrates our mission of changing the face of residential real estate through best-in-class, proprietary technology. We believe it will allow us to further grow our agent base and help agents close more sales, while we continue to build a national real estate portal and strive for a quicker path to profitability. Coupled with the new products and services we recently acquired, LiveBy should significantly help real estate agents compete in a growing and crowded market,” Harley added.

About Fathom Holdings Inc.

Fathom Holdings Inc. is a national, technology-driven, real estate services platform integrating residential brokerage, mortgage, title, insurance, and SaaS offerings to brokerages and agents by leveraging its proprietary cloud-based software called intelliAgent. The Company’s brands include Fathom Realty, Encompass Lending, Dagley Insurance, Verus Title, intelliAgent, and Real Results. For more information, visit www.fathomrealty.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, achieving a faster path to profitability. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with making and integrating acquisitions; technology risks; risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; and the others set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

# # #

Investor Relations and Media Contacts:

Roger Pondel/Laurie Berman	Marco Fregenal
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040